EXHIBIT 10.5
McKESSON CORPORATION
2005 MANAGEMENT INCENTIVE PLAN
Adopted by the Board of Directors May 25, 2005
Approved by the Stockholders July 27, 2005
Amended Effective May 25, 2005
Amended and Restated Effective October 27, 2006
Amended and Restated October 24, 2008, effective January 1, 2009

i.

McKESSON CORPORATION
2005 MANAGEMENT INCENTIVE PLAN
Adopted by the Board of Directors May 25, 2005
Approved by the Stockholders July 27, 2005
Amended Effective May 25, 2005
Amended and Restated Effective October 27, 2006
Amended and Restated October 24, 2008, effective January 1, 2009
A. NAME; EFFECTIVE TIME
     The name of this plan is the McKesson Corporation 2005 Management Incentive Plan. The Plan replaces in its entirety the Company’s 1989 Management Incentive Plan. The Plan is effective, subject to approval by the Company’s stockholders, for fiscal years of the Company commencing on and after April 1, 2005.
B. PURPOSE
     The purpose of the Plan is to advance and promote the interests of the Company and its stockholders by providing performance-based incentives to certain employees and to motivate those employees to set and achieve above-average financial and non-financial objectives.
C. ADMINISTRATION
     The Committee shall have full power and authority, subject to the provisions of the Plan, (i) to designate employees as Participants, (ii) to add and delete employees from the list of designated Participants, (iii) to establish Individual Target Awards for Participants, (iv) to establish performance goals upon achievement of which the Individual Target Awards will be based, and (v) to take all action in connection with the foregoing or in relation to the Plan as it deems necessary or advisable. Decisions and selections of the Committee shall be made by a majority of its members and, if made pursuant to the provisions of the Plan, shall be final.
     Notwithstanding the foregoing, the Committee may delegate to the Chief Executive Officer (the “CEO”) the power and authority, subject to the provisions of the Plan, (i) to designate employees who are not members of the Officer Group as Participants, (ii) to recommend members of the Officer Group to the Committee for designation as Participants; provided that the Committee shall review and approve members of the Officer Group as Plan Participants recommended by the CEO, (iii) to add and delete employees who are not members of the Officer Group from the list of designated Participants, (iv) to establish Individual Target Awards for Participants who are not members of the Officer Group, (v) to establish performance goals upon achievement of which such Individual Target Awards will be based, and (vi) to review and approve, modify or disapprove, or otherwise adjust or determine the amount, if any, to be paid to Participants who are not members of the Officer Group for the applicable Plan Year based on such Participants’ performance goals and individual performance. In addition to the forgoing, the CEO may further delegate his authority to other executive offices of the Company, except that the CEO may not delegate his authority to recommend members of the Officer Group to the Committee for designation as Participants. References to the Committee herein shall include references to the CEO and his designees to the extent that the Committee has delegated power and authority under the Plan to the CEO and to the extent that the CEO has further delegated power and authority under the Plan to other executive officers of the Company.

     The Committee may promulgate such rules and regulations as it deems necessary for the proper administration of the Plan and the CEO (but not his designees) may promulgate rules and regulations as he deems necessary for the proper administration of the Plan with respect to Participants who are not members of the Officer Group. The Committee may interpret the provisions and supervise the administration of the Plan, and take all action in connection therewith or in relation to the Plan as it deems necessary or advisable. The interpretation and construction by the Committee of any provision of the Plan or of any award shall be final.
D. PARTICIPATION
1. Eligibility—Executives, Managers and Professionals
     Only active employees of the Company who are employed in an executive, managerial or professional capacity may be designated as Participants under the Plan.
2. Designation of Participants
     No person shall be entitled to any award under the Plan for any Plan Year unless he or she is so designated as a Participant for that Plan Year.
E. INDIVIDUAL TARGET AWARDS FOR PARTICIPANTS
     At the beginning of each Plan Year, the Committee shall establish an Individual Target Award for each Participant. An Individual Target Award shall only be a target and the amount of the target may or may not be paid to the Participant. Establishment of an Individual Target Award for an employee for any Plan Year shall not imply or require that an Individual Target Award or an Individual Target Award at any specified level will be set for any subsequent year. The amount of any actual award paid to any Participant may be greater or less than this target. As set forth in paragraph G.4 below (but subject to the limitations applicable to Covered Employees contained in Article H), the actual award may be as much as three times target or as low as zero for any Plan Year.
F. BASIS OF AWARDS
1. Performance Goals
     The Committee shall establish measures, which may include financial and non-financial objectives (“Performance Goals”) for each segment of the Company. These Performance Goals shall be determined by the Committee in advance of each Plan Year or within such period as may be permitted by the regulations issued under Section 162(m), and to the extent that awards are paid to Covered Employees, the performance criteria to be used shall be any of the following, either alone or in any combination, which may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on investment; return on capital; return on committed capital; return on invested capital; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; stock price; customer satisfaction; employee satisfaction; and total shareholder return.
2. Adjustment of Performance Goals
     Performance Goals may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Goals. In addition, Performance Goals may be based upon the attainment of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. The Committee shall specify the manner of adjustment of any Performance Goal to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction.
3. Performance Goals related to More than One Segment of the Company
     Awards may be based on performance against objectives for more than one segment of the Company. For example, awards for corporate management may be based on overall corporate performance against objectives, but awards for a unit’s management may be based on a combination of corporate, unit and sub-unit performance against objectives.
4. Individual Performance
     Subject to the limitations set forth in Article H below, individual performance of each Participant may be measured and used in determining awards under the Plan.
G. AWARD DETERMINATION
1. Award Determined by Committee
     After any Plan Year for which an Individual Target Award is established for a Participant under the Plan, the Committee shall review and approve, modify or disapprove the amount, if any, to be paid to the Participant for the Plan Year. The amount paid shall be the Individual Target Award adjusted to reflect both the results against the Participant’s Performance Goals and the Participant’s individual performance. All awards are subject to adjustment at the sole discretion of the Committee.

2. Financial and Non-Financial Performance
     Individual Target Award amounts will be modified based on the achievement of financial and non-financial objectives by the Company and relevant units and/or sub-units. Performance results against objectives shall be reviewed and approved by the Committee in accordance with paragraph F.2 above, as applicable.
3. Individual Performance
     Any Individual Target Award, adjusted to reflect financial performance, may be further adjusted with the review and approval of the Committee to give full weight to the Participant’s individual performance during the Plan Year.
4. Overall Effect
     The combination of any financial performance adjustment and individual performance adjustment may increase the amount paid under the Plan to a Participant for any Plan Year to as much as three times the Individual Target Award, and may reduce any amount payable to zero, subject to Article H.
H. PROCEDURES APPLICABLE TO COVERED EMPLOYEES
     Awards under the Plan to Participants who are Covered Employees shall be subject to preestablished Performance Goals as set forth in this Article H. Notwithstanding the provisions of paragraph G.3 above, the Committee shall not have discretion to modify the terms of awards to such Participants except as specifically set forth in this Article H.
     At the beginning of a Plan Year, the Committee shall establish Individual Target Awards for such of the Participants who may be Covered Employees, payment of which shall be conditioned upon satisfaction of specific Performance Goals for the Plan Year established by the Committee in writing in advance of the Plan Year, or within such period as may be permitted by regulations issued under Section 162(m). The Performance Goals established by the Committee shall be based on one or more of the criteria set forth in paragraph F.1 above. The extent, if any, to which an award will be payable will be based upon the degree of achievement of the Performance Goals in accordance with a pre-established objective formula or standard as determined by the Committee. The application of the objective formula or standard to the Individual Target Award will determine whether the Covered Employee’s award for the Plan Year is greater than, equal to or less than the Participant’s Individual Target Award. To the extent that the minimum Performance Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent, payment of the award shall be made as soon as reasonably practicable after the Payment Date in accordance with the objective formula or standard applied to the Individual Target Award unless the Committee determines, in its sole discretion, to reduce or eliminate the payment to be made.
     Notwithstanding any other provision of the Plan, the maximum award payable to any Participant who is a Covered Employee for any Plan Year shall not exceed $6,000,000.

I. PAYMENT OF AWARDS
     An award under the Plan shall be paid in a single sum to the Participant as soon as reasonably practicable after Payment Date, unless the Participant elects to defer his or her award pursuant to the terms and conditions of the Company’s Deferred Compensation Administration Plan III (“DCAP III”) and in compliance with Section 409A of the Code. To the extent that an award is not deferred under DCAP III, such award shall be paid no later than the later of two and one-half months following the end of the Company’s fiscal year or the end of calendar year in which the Payment Date occurs.
J. EMPLOYMENT ON PAYMENT DATE
     No award shall be made to any Participant who is not an active employee of the Company on the Payment Date; provided, however, that the Committee, in its sole and absolute discretion, may make pro-rata awards to Participants in circumstances that the Committee deems appropriate including, but not limited to, a Participant’s death, disability, retirement or other termination of employment prior to the Payment Date. Any such pro-rated awards shall be determined by the Committee in accordance with Article G above after taking into account the portion of the Plan Year completed. Notwithstanding the foregoing, any pro-rata award that the Committee in its sole and absolute discretion, may make to a Covered Employee upon a circumstance that is not death, disability or a Change in Control, shall be based on the attainment of the pre-established Performance Goals designated for the applicable performance period under Article H above.
K. CHANGE IN CONTROL
     In the event of a Change in Control, the Company or any successor or surviving corporation shall pay to each Participant an award for the Plan Year in which the Change in Control occurs and for any previous Plan Year for which awards have been earned but not yet paid; provided, however, any awards for any previous Plan Year paid to a Covered Employee shall be based on the attainment of the pre-established Performance Goals designated for the applicable performance period under Article H above. Each such award shall be equal to the greatest of the following: (i) the Participant’s Individual Target Award for the applicable Plan Year; (ii) the Participant’s Individual Target Award for the applicable Plan Year adjusted based on the actual performance outcome for that Plan Year, provided, that the Committee may not invoke its discretionary authority to reduce the amount of such an award; or (iii) the average of awards earned and paid to (or deferred by) the Participant in the three (or such fewer number of years that the Participant has been eligible for such an award) completed Plan Years immediately preceding the applicable Plan Year. Such awards shall be paid by the Company or any successor or surviving corporation at such time as the awards otherwise would be payable under the Plan; provided, however, that if a Participant is terminated without Cause or terminates for Good Reason within twelve months after a Change in Control, then such Participant shall be paid his or her awards determined under this Article K, within thirty days of such termination. Notwithstanding the foregoing, any award determined pursuant to this Article K shall be reduced by any corresponding award payable under a Participant’s individual written employment agreement, if any.

L. FORFEITURE
     Any other provision of the Plan to the contrary notwithstanding, if the Committee determines that a Participant has engaged in any of the actions described below, then upon written notice from the Company to the Participant (i) the Participant shall not be eligible for any award for the year in which such notice is given or for the preceding year, if such award has not been paid as of the date of the notice, (ii) any payment of an award received by the Participant within twelve months prior to the date that the Company discovered that the Participant engaged in any action described below shall immediately be repaid to the Company by the Participant in cash (including amounts withheld pursuant to Article M) and (iii) any award deferred pursuant to Article I within twelve months prior to the date that the Company discovered that the Participant engaged in any action described below shall be forfeited immediately and shall not be distributed to the Participant under any circumstances.
     The consequences described above shall apply if the Participant, either before or after termination of employment with the Company:
     1. Discloses to others, or takes or uses for his or her own purpose or the purpose of others, any trade secrets, confidential information, knowledge, data or know-how or any other proprietary information or intellectual property belonging to the Company and obtained by the Participant during the term of his or her employment, whether or not they are the Participant’s work product. Examples of such confidential information or trade secrets include, without limitation, customer lists, supplier lists, pricing and cost data, computer programs, delivery routes, advertising plans, wage and salary data, financial information, research and development plans, processes, equipment, product information and all other types and categories of information as to which the Participant knows or has reason to know that the Company intends or expects secrecy to be maintained; or
     2. Fails to promptly return all documents and other tangible items belonging to the Company in the Participant’s possession or control, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents or information contained therein, upon termination of employment, whether pursuant to retirement or otherwise; or
     3. Fails to provide the Company with at least thirty (30) days’ written notice prior to directly or indirectly engaging in, becoming employed by, or rendering services, advice or assistance to any business in competition with the Company. As used herein, “business in competition” means any person, organization or enterprise which is engaged in or is about to become engaged in any line of business engaged in by the Company at the time of the termination of the Participant’s employment with the Company; or
     4. Fails to inform any new employer, before accepting employment, of the terms of this section and of the Participant’s continuing obligation to maintain the confidentiality of the trade secrets and other confidential information belonging to the Company and obtained by the Participant during the term of his or her employment with the Company; or

     5. Induces or attempts to induce, directly or indirectly, any of the Company’s customers, employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, the Participant or any third party; or
     6. Engages in conduct which is not in good faith and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company; or
     7. Directly or indirectly engages in, becomes employed by, or renders services, advice or assistance to any business in competition with the Company, at any time during the twelve months following termination of employment with the Company.
     The Committee shall determine in its sole discretion whether the Participant has engaged in any of the acts set forth in subsections 1 through 7 above, and its determination shall be conclusive and binding on all interested persons.
     Any provision of this Article L which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such invalid or unenforceable provision, without invalidating or rendering unenforceable the remaining provisions of this Article L.
M. WITHHOLDING TAXES
     Whenever the payment of an award is made, such payment shall be net of an amount sufficient to satisfy federal, state and local income and employment tax withholding requirements and authorized deductions.
N. EMPLOYMENT RIGHTS
     Neither the Plan nor designation as a Plan Participant shall be deemed to give any individual a right to remain employed by the Company. The Company reserves the right to terminate the employment of any employee at any time, with or without cause or for no cause, subject only to a written employment contract (if any).
O. NONASSIGNMENT; PARTICIPANTS ARE GENERAL CREDITORS
     The interest of any Participant under the Plan shall not be assignable either by voluntary or involuntary assignment or by operation of law (except by designation of a beneficiary or beneficiaries to the extent allowed under DCAP II with respect to amounts deferred under Article I) and any attempted assignment shall be null, void and of no effect.
     Amounts paid under the Plan shall be paid from the general funds of the Company, and each Participant shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in the Plan shall be deemed to create a trust of any kind for the benefit of any Participant, or create any fiduciary relationship between the Company and any Participant with respect to any assets of the Company.

P. AMENDMENT OR TERMINATION
     The Board of Directors may terminate or suspend the Plan at any time. The Committee may amend the Plan at any time; provided that (i) to extent required under Section 162(m), the Plan will not be amended without prior approval of the Company’s stockholders, and (ii) no amendment shall retroactively and adversely affect the payment of any award previously made. Notwithstanding the foregoing, no amendment adopted following the occurrence of a Change in Control shall be effective if it (a) would reduce a Participant’s Individual Target Award for the Plan Year in which the Change in Control occurs, (b) would reduce an award payable to a Participant based on the achievement of Performance Goals in the Plan Year before the Plan Year in which the Change in Control occurs, or (c) modify the provisions of this paragraph.
Q. SUCCESSORS AND ASSIGNS
     This Plan shall be binding on the Company and its successors or assigns.
R. INTERPRETATION AND SEVERABILITY,
     The Plan is intended to comply with Section 162(m), and all provisions contained herein shall be construed and interpreted in a manner to so comply. In case any one or more of the provisions contained in the Plan shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.
S. DEFINITIONS
     “Cause” shall mean termination of the Participant’s employment upon the Participant’s willful engagement in misconduct which is demonstrably and materially injurious to the Company. No act, or failure to act, on the part of the Participant shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.
     “Change in Control” A Change in Control shall mean the occurrence of any change in ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company, as defined in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Committee” shall mean the Compensation Committee of the Board of Directors of McKesson Corporation; provided, however, that the Committee shall consist solely of two or more “outside directors”, in conformance with Section 162(m) of the Code.
     “Company” shall mean McKesson Corporation, a Delaware corporation, including its subsidiaries and affiliates.

     “Covered Employee” shall mean an eligible Participant designated by the Committee who is, or is expected to be, a “covered employee” within the meaning of Section 162(m) for the Plan Year in which an award is payable hereunder.
     “Good Reason” shall mean any of the following actions, if taken without the express written consent of the Participant:
     a. any material change by the Company in the functions, duties, or responsibilities of the Participant, which change would cause such Participant’s position with the Company to become of less dignity, responsibility, importance, or scope from the position and attributes that applied to the Participant immediately prior to the Change in Control;
     b. any reduction in the Participant’s base salary;
     c. any material failure by the Company to comply with any of the provisions of any employment agreement between the Company and the Participant;
     d. the requirement by the Company that the Participant be based at any office or location more than 25 miles from the office at which the Participant is based on the date immediately preceding the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities and commensurate with the amount of travel required of the Participant prior to the Change in Control; or
     e. any failure by the Company to obtain the express assumption of this Plan by any successor or assign of the Company.
     “Individual Target Award” shall mean the target award established for each Participant under Article E, which shall be a percentage of the Participant’s base salary or a fixed dollar amount, as determined by the Committee.
     “Officer Group” shall mean the Covered Employees and any other officer of the Company designated as part of the Officer Group by the Committee.
     “Participants” shall mean those employees specifically designated as Participants for a Plan Year under Article D.
     “Payment Date” shall mean the date following the conclusion of a Plan Year on which the Committee certifies that applicable Performance Goals have been satisfied and authorizes payment of corresponding awards.
     “Performance Goals” shall have the meaning set forth in Article F hereof. “Plan” shall mean the McKesson Corporation 2005 Management Incentive Plan. “Plan Year” shall mean the fiscal year of the Company.
     “Section 162(m)” shall mean Section 162(m) of the Code and regulations promulgated thereunder, as may be amended from time to time.

T. EXECUTION
     This amended and restated 2005 Management Incentive Plan was adopted on October 24, 2008, effective as of January 1, 2009.
McKESSON CORPORATION

By:	/s/ Jorge L. Figueredo Jorge L. Figueredo
Executive Vice President, Human Resources